Exhibit 10.20

Executive Officers’ Incentive Plan

January 7, 2009

For the second half of fiscal year 2009, Executive officer’s will earn fifty percent (50%) of their respective target annual incentive compensation (the “Second Half Bonus”) based on achievement of annual financial goals as follows:

•	In the event that the Company achieves 100% of the cash EPS bonus target for fiscal 2009, as set by the Board (the “Cash EPS Target”), 100% of the Second Half Bonus will be earned.

•	In the event that the Company achieves 53.5% of the Cash EPS Target, 50% of the Second Half Bonus will be earned.

•	In the event that the Company achieves less than 53.5% of the Cash EPS Target, no Second Half Bonus will be earned.

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In the event that the Company achieves between 53.5% and 100% of the Cash EPS Target, the percent of Second Half Bonus earned (beyond the 50% earned as a result of achieving 53.5% of plan) will be calculated on a straight-line basis based upon the percent of the Cash EPS Target achieved between such 53.5% and 100%.

For the first half of fiscal year 2009, the Chief Executive Officer and Executive Vice President, Corporate Development earned fifty percent (50%) of their respective target annual incentive compensation (the “First Half Bonus”). Because William Slater commenced employment with the Company on December 8, 2009, Mr. Slater was not awarded a First Half Bonus.

The Board and/or Compensation Committee may in its discretion authorize the payment of the target incentive compensation or such other amount irrespective of the achievement of the foregoing financial objectives.

The target annual incentive compensation for each of the Named Executive Officers is as follows:

CEO, Bobby Yazdani: $200,000

Chief Financial Officer, William Slater: $135,000

Executive Vice President, Corporate Development, Peter Williams: $132,500

To the extent the foregoing Executive Officer Incentive Plan provisions are not consistent with existing employment arrangements, such provisions are intended to govern.